EXHIBIT 99.1

[Orient-Express Hotels Ltd. news release paper]

Contacts:

Martin O'Grady	Vicky Legg
Vice President, Chief Financial Officer	Director, Corporate Communications
Tel: +44 20 3117 1333	Tel: +44 20 3117 1380
E: martin.ogrady@orient-express.com	E: vicky.legg@orient-express.com

ORIENT-EXPRESS HOTELS LTD. TO LAUNCH BELMOND BRAND

•
New name designed to increase brand recognition in order to drive growth by attracting new guests and stimulating visits from existing customers across the breadth of iconic hotel and travel collection

•	Enables Company to enhance its strong customer loyalty and one-of-a-kind luxury experiences

•	Company expects to invest $5.0 million in new brand during first year, with a further $10.0 million expected to be invested over the subsequent four years

HAMILTON, BERMUDA, February 23, 2014 - Orient-Express Hotels Ltd. (NYSE: OEH) (the “Company”) today announced that its board of directors has approved a proposal to operate the Company’s collection of luxury hotels and travel experiences under a new brand name, Belmond, effective March 10, 2014.

“We are excited to launch the Belmond brand, which will heighten awareness of our exceptional collection of hotels and luxury travel experiences among existing and potential new guests,” said John M. Scott, president & chief executive officer, Orient-Express Hotels Ltd. “Our new brand strategy is designed to build on our strong legacy and celebrate the individuality and character of our properties, as well as stimulate increased stays across the breadth of our portfolio from our existing client base. Strengthening our brand architecture will also make the Company attractive to property owners as we advance in our strategy of expanding into the third-party management of assets that complement our existing collection.

“Extending our global brand presence by having a name that will be associated as much with our hotels and river cruises as with our celebrated train experiences is a key step in our focus of generating enhanced revenue,” continued Mr. Scott. “Migrating from a licensed brand to one which we fully own and control will, we believe, deliver an additional benefit to the Company as it will enable us to invest with confidence in our brand.”

“Belmond was chosen after extensive research and evaluation of a number of alternatives in order to identify a name that resonates well with our guests and that encompasses the global collection of unique experiences we are today,” said Ralph Aruzza, chief sales & marketing officer. “We will establish Belmond by investing $5.0 million in enhanced promotional and marketing initiatives during its first year, with an additional $10.0 million over subsequent years. This investment will include new website platforms, re-engineered customer relationship management tools, and the Company’s first ever large-scale print and online media advertising campaign.”

The Company will retain its long-term license agreement with SNCF, the French transportation company that owns the Orient-Express trademark, for the Venice Simplon-Orient-Express train. With the decision to introduce the Belmond brand, the Company also entered into an agreement with SNCF to terminate the existing Orient-Express license for hotel use without any cost or penalty.
The Company will conduct a live webcast for members of the investment community to discuss this announcement on Monday, February 24, 2014 at 8:30 a.m. EST (1:30 p.m. GMT). The webcast will be available on the Company’s investor relations website at www.orient-expresshotelsltd.com by selecting the webcasts / presentations link on the left-hand side of the page. A replay of the webcast will be available on the Company’s investor relations website after the live event and will be accessible for one year.
The audio for the webcast will also be accessible at +1 877 280 1254 (US toll free), +44 (0)20 3427 1909 (standard international) or 0800 279 5004 (UK freephone). The confirmation code is 5957570. A replay of the conference call will be available by telephone until 6:59 p.m. EST (11:59 p.m. GMT) on Monday, March 3, 2014 and will be accessible by calling +1 866 932 5017 (US toll free), +44 (0)20 3427 0598 (standard international) or 0800 358 7735 (UK free phone). The passcode is 5957570.
Ends/…..

Owned and operated by Orient-Express Hotels Ltd., Belmond is a global brand of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established over 30 years ago with the acquisition of Hotel Cipriani in Venice, its unique and distinctive portfolio now embraces 45 hotel, rail and river cruise experiences in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Grand Hotel Europe in St. Petersburg, Copacabana Palace in Rio de Janeiro, Maroma Resort and Spa on Mexico’s Riviera Maya, and El Encanto in Santa Barbara. Belmond also encompasses safaris, six luxury tourist trains including the Venice Simplon-Orient-Express and three river cruises. Orient-Express Hotels Ltd. also operates ‘21’, one of New York’s most storied restaurants. The website orient-express.com will be redirected on March 10 to belmond.com. For images, please visit orient-expressimages.com.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding the future effects of introduction of a new brand, expected future investment in the new brand, expansion of the Company's third-party management business and similar matters that are not historical facts. These statements are based on management’s current expectations, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release and oral presentations, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, uncertain effects of the introduction of new brands and possible challenges to the Company’s ownership of new brands, the Company’s reliance on technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments, and possible challenges to the Company’s corporate governance structure. Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.